LIPPER & COMPANY, L.L.C.

                                 CODE OF ETHICS

I. Introduction.

     The purpose of this Code of Ethics is to prevent Access Persons (as defined below) of Lipper & Company, L.L.C. (the "Adviser"), one of the investment advisers to The Lipper Funds, Inc., a U.S.-registered investment company (the "Funds"), from engaging in any act, practice or course of business prohibited by paragraph (b) of Rule 17j-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act"). This Code of Ethics is required by paragraph (c) of the Rule.

     Access Persons of the Adviser, in conducting their personal securities transactions, owe a fiduciary duty to the Funds and to the shareholders of such Funds. The fundamental standard to be followed in personal securities transactions is that Access Persons may not take inappropriate advantage of their positions. All personal securities transactions by Access Persons must be conducted in such a manner as to avoid any actual or potential conflict of interest between the Access Person's interest and the interests of each Fund, or any abuse of an Access Person's position of trust and responsibility. Potential conflicts arising from personal investment activities could include buying or selling securities based on knowledge of a Fund's trading position or plans (sometimes referred to as front-running), and acceptance of personal favors that could influence trading judgments on behalf of a Fund.

     While this Code of Ethics is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations. In this regard, Access Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein. For example, the restrictions contained herein on the purchase or sale of a security would include the purchase or sale of an equivalent security, such as the writing of an option to purchase or sell a security, and restrictions contained herein on personal securities transactions for an Access Person's account would apply equally to an account in which such Access Person has "beneficial ownership" (as defined in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended). Such accounts include, but are not limited to, accounts owned by the Access Person, the Access Person's spouse, minor children or other persons residing in the Access Person's household or to whose support the Access Person contributes significantly, and any other account in which the Access Person has a pecuniary interest. "Pecuniary interest" generally is the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

     In furtherance of the above principles, this Code of Ethics contains certain restrictions on personal securities transactions by personnel of the Adviser, certain restrictions on other activities of such personnel when an actual or potential conflict of interest between such personnel and a Fund may exist, and certain reporting requirements to enable the Adviser to ensure compliance with this Code of Ethics. Any questions regarding the application or scope of the restrictions and reporting requirements contained herein should be directed to Abraham Biderman, the Adviser's Compliance Officer, or Lawrence Block, the Adviser's General Counsel.


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     For purposes of the restrictions and reporting requirements contained herein, personnel of the Adviser are divided into "Access Persons" and "Portfolio Managers," with such categories determining which of the restrictions and reporting obligations in this Code of Ethics will apply to each individual:

     "Access Person" is the broadest category, and includes any member, officer or employee of the Adviser. All Portfolio Managers of the Adviser (as defined below) are also considered "Access Persons." For purposes of this definition, "Access Person" also includes any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a "Covered Security."

     "Portfolio Manager" is the narrowest category, and includes only officers or employees of the Adviser having direct responsibility and authority to make investment decisions affecting a particular Fund.

     A list of Access Persons and Portfolio Managers (and the particular Fund for which such person is a Portfolio Manager) is attached as Appendix 1 to this Code of Ethics and will be updated from time to time.

     "Covered Security" means a security as defined in Section 2(a)(36) of the Act, and includes, but is not limited to, notes, stocks, bonds, investment contracts, puts, calls and options, except that it does not include direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, shares issued by open-end funds, securities in residential cooperative corporations or other interests in real estate, or interests in oil and gas partnerships.

     To the extent that this Code of Ethics conflicts with any other code of ethics or other policy to which an Access Person is also subject, this Code of Ethics shall control; except that if the other code of ethics or other policy is more restrictive than this Code of Ethics, such other code of ethics or other policy shall control.

II.  Prohibitions; Exemptions.

     1.   Prohibited Purchases and Sales.

          Access Persons

          The following purchases and sales are prohibited for all Access
          Persons:

          A. No Access Person may purchase or sell, directly or indirectly, any "Covered Security" in which that Access Person has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership and which to the actual knowledge of that Access Person at the time of such purchase or sale:


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               (1)  is being actively considered for purchase or sale on behalf of any Fund; or

               (2)  is being purchased or sold on behalf of any Fund.

          B. Subject to the exemptions described below, no Access Person may purchase or sell a Covered Security on any day during which any Fund has a pending "buy" or "sell" order in that same Covered Security until that order is executed or withdrawn.

          C. No Access Person may purchase, directly or indirectly, any security in an initial public offering. In addition, Access Persons must obtain approval from the Compliance Officer before directly or indirectly acquiring beneficial ownership in any offering exempt from registration under Sections 4(2) or 4(6) of the Securities Act of 1933, as amended, or Rules 504, 505 or 506 thereunder ("Limited Offerings").

          Portfolio Managers

          In addition to the above prohibitions, the following purchases and sales are also prohibited for all Portfolio Managers:

          D. Subject to the exemptions described below, no Portfolio Manager of a particular Fund may purchase or sell, directly or indirectly, any Covered Security in which that Portfolio Manager has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership within seven (7) calendar days before or after such Fund trades in that Covered Security.

     2.   Exemptions From Certain Prohibitions.

          A.   The prohibited purchase and sale transactions described in
               Section II.1. above do not apply to the following personal securities transactions:

               (1) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, or, subject to approval by the Compliance Officer, any account for which the Access Person has no investment discretion;

               (2) purchases or sales which are non-volitional on the part of either the Access Person or the relevant Fund, including purchases or sales in connection with any merger, acquisition or corporate reorganization regardless of whether or not such Access Person or Fund votes in favor of or against or abstains from voting in connection with such transaction;

               (3) purchases which are part of an automatic dividend reinvestment plan (other than pursuant to a cash purchase plan option);


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               (4)  purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from that issuer, and sales of the rights so acquired;

               (5) purchases or sales of securities for the account of any form of investment vehicle managed by the Adviser or its affiliates, including but not limited to U.S. and non-U.S. investment companies, partnerships and separate accounts (including accounts for the benefit of principals, officers or employees of the Adviser or their family members), provided that any such purchases or sales are not intended to contravene the policies contained in this Code of Ethics and are conducted in accordance with the Adviser's "Procedures for Aggregating Portfolio Trades"; and

               (6) any purchase or sale which the Compliance Officer (or Kenneth Lipper with respect to the Compliance Officer personal securities transactions) approves on the grounds that the purchase or sale will not occasion the improper use of the Funds' proprietary information or an abuse of the individual's position of trust and responsibility to the Funds, and that:

                    (i)   its potential harm to the Funds is remote,

                    (ii) the transaction would be unlikely to affect a highly institutional market, or

                    (iii) the transactions is clearly not related economically to securities being considered for purchase or sale by the Funds.

          B. The prohibited purchase and sale transactions described in Sections II.1.A., II.1.B. and II.1.D. above do not apply to any purchase or sale, or series of related transactions, involving any issuer which has an aggregate market capitalization (outstanding shares multiplied by the current market price per share) greater than $1 billion, provided that such purchase or sale does not exceed the greater of 1,500 shares or .05% of the issuer's market capitalization.

     3.   Prohibited Recommendations.

          A. Access Persons may not recommend the purchase or sale of any Covered Security to or for any Fund without having disclosed his or her interest, if any, in such security or the issuer thereof, to the Compliance Officer, including without limitation:

               (1) any direct or indirect beneficial ownership of any Covered Security of such issuer, including any security received in a private securities transaction;


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               (2)  any contemplated purchase or sale by such person of such
                    Covered Security;

               (3)  any position with such issuer or its affiliates; or

               (4) any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

          B. In circumstances in which Access Persons are required to disclose an interest in a Covered Security or an issuer to the Compliance Officer, as described above, the Adviser's decision to purchase or sell a Covered Security (or to recommend the purchase or sale of a Covered Security) of the same issuer for any Fund shall be subject to an independent review by an Access Person with no personal interest in the issuer.

III. Pre-Clearance of Personal Securities Transactions.

     1. All Access Persons must obtain approval from the Compliance Officer prior to entering into any personal securities transaction involving the purchase or sale of any security, other than the transactions described included in Section II.2.A.(1) - (6), above.

     2. Access Persons may pre-clear personal securities transactions only in cases where they have a present intention to engage in a transaction in the security for which pre-clearance is sought. It is not permitted for an Access Person to obtain a general or open-ended pre-clearance. This requirement does not proscribe a price limit order, provided that the Access Person shall have a present intention to effect a transaction at such price.

     3. All Access Persons must provide to the Compliance Officer at the time pre-clearance is sought a description of any factors such Access Person reasonably believes to be potentially relevant to a determination of whether pre-clearance should be granted, including the existence of any substantial economic relationship between the transaction and securities held or to be acquired by any Fund.

     4. Pre-clearance of a personal securities transaction shall be valid and in effect for three business days commencing on the day which pre-clearance is made; provided, however, that a pre-clearance will expire upon an Access Person becoming aware of facts or circumstances that such person reasonably believes would prevent a proposed personal securities transaction from being pre-cleared were such facts or circumstances made known to the Compliance Officer. Accordingly, if an Access Person becomes aware of new or changed facts or circumstances which such person reasonably believes gives rise to a question as to whether pre-clearance could be obtained if the Compliance Officer were aware of such facts or circumstances, the Access Person shall be required to so advise the Compliance Officer before proceeding with such personal securities transaction.


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     5.   Limited Offerings and other non-brokered securities transactions (not otherwise excluded from the definition of "Covered Security" set forth herein) are included in the category of personal securities transactions that require pre-clearance. It is the responsibility of the Access Person to report to the Compliance Officer all such transactions upon the consummation thereof so that the Compliance Officer can maintain a current record of such non-brokered securities transactions. In determining whether to approve Limited Offerings and other non-brokered securities transactions involving Access Persons, the Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Fund, and whether the opportunity is being offered to the individual by virtue of his or her position with the Adviser.

     6. Personal securities transactions of the Compliance Officer shall be subject to the requirements under this Section III, except that any required approvals shall be obtained from, and any disclosures made to, Kenneth Lipper rather than the Compliance Officer.

IV.  Prohibitions on Gifts and Services.

     1. Access Persons may not receive cash gifts, or non-cash gifts or other things of more than de minimis value, from any person or entity that does business with or on behalf of any Fund.

     2. Access Persons shall not serve on the boards of directors of publicly held companies, absent prior approval from the Compliance Officer (or Kenneth Lipper in the case of the Compliance Officer). In determining whether to grant such approval, the Compliance Officer (or Kenneth Lipper as applicable) shall review whether that board service would be consistent with the best interests of the shareholders of the Funds.

V.   Reporting.

1.   Initial Reporting.

     All Access Persons must report to the Adviser all personal holdings of Covered Securities within 10 days of commencement of such person's status as an Access Person. The following information must be included in the report: (i) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (iii) the date that the report is submitted by the Access Person.

     2.   Quarterly Reporting.

          A. Subject to the provisions of paragraphs B. and D. below, every Access Person shall either report to the Adviser the information described in


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               paragraph C. below with respect to transactions in any Covered
               Security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the Covered Security.

          B. An Access Person is not required to make a report with respect to any transaction which is included in Section II.2.A.(1) - (6) above.

          C. Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

               (1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

               (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               (3)  the price at which the transaction was effected;

               (4) the name of the broker, dealer or bank with or through whom the transaction was effected;

               (5)  the date that the report is submitted by the Access Person;
                    and

               (6) a description of any factors the Access Person reasonably believes is potentially relevant to an analysis of whether the Access Person may have a conflict of interest with respect to the transaction, including the existence of any substantial economic relationship between the transaction and securities held or to be acquired by any Fund.

          D. Notwithstanding the foregoing, an Access Person need not separately report to the Adviser information regarding transactions conducted through securities accounts, provided that
               (a) copies of the relevant confirmations and statements are furnished to the Adviser as required by Section V.4. below, and
               (b) not later than 10 days after the end of each calendar quarter, such Access Person delivers a written report containing
               (i) the information required to be reported above with respect to any transactions during such calendar quarter which were not conducted through such securities accounts and (ii) if applicable, with respect to transactions conducted through securities accounts, a description of any factors the Access Person reasonably believes are potentially relevant to a conflict of interest analysis, as described in Section V.2.C.(6) above.


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     3.   Annual Reporting and Certification.

          A. All Access Persons must report all personal securities holdings of Covered Securities within 30 days after the end of each calendar year, together with a list of all accounts maintained at brokerage firms which are subject to the provisions of this Code of Ethics, including the names of the firms and the account numbers.

          B. All Access Persons are required to certify annually that they have read and understand this Code of Ethics and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access Persons are required to certify annually that they have complied with the requirements of this Code of Ethics and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies. A copy of the certification form to be used in complying with this paragraph B. is attached to this Code of Ethics as Appendix 2.

          C. The Adviser shall prepare an annual report to the Board of Directors of the Funds for which it serves as Investment Adviser to be presented at the first meeting of the Board after the end of each calendar year and which shall:

               (1) summarize existing procedures concerning personal investing, including preclearance policies and the monitoring of personal investment activity after preclearance has been granted, and any changes in the procedures during the past year;

               (2) describe any issues arising under the Code of Ethics since the last report to the Board including, but not limited to, identifying any violations requiring significant remedial action and the sanctions imposed during the past year;

               (3) identify any recommended changes in existing restrictions or procedures based upon experience under this Code of Ethics, evolving industry practice or developments in applicable laws and regulations;

               (4) contain such other information, observations and recommendations as deemed relevant by the Adviser; and

               (5) certify that the Adviser has adopted this Code of Ethics with procedures reasonably necessary to prevent Access Person from violating the Code.


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     4.   Brokerage Confirmations and Statements.

     All Access Persons must direct their brokers to supply to the Compliance Officer, on a timely basis, duplicate copies of confirmations of any purchase or sale of a security and copies of all periodic statements for all securities accounts.

     5.   Notification of Reporting Obligation and Review of Reports.

     Each Access Person shall receive a copy of this Code of Ethics and be notified of his or her reporting obligation. All reports under this Code of Ethics shall be promptly submitted upon completion to the Compliance Officer for his or her review.

     6.   Miscellaneous.

     Any report under this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making the report that the person has any direct or indirect beneficial ownership in the securities to which the report relates.

VI.  Confidentiality.

     No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Adviser) any information regarding securities transactions by any Fund or consideration by any Fund or the Adviser of any such securities transaction.

     All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

VII. Sanctions.

     Any trades made in violation of the provisions set forth under paragraphs II.1.B., C. and D. must be unwound, or, if that is impractical, any profits realized on trades made in violation of these prohibitions must be disgorged to the appropriate Fund or Funds (or, alternatively, to a charitable organization) under the direction of the Compliance Officer.

     Upon discovering a violation of this Code of Ethics, the Adviser may impose any sanctions it deems appropriate, including a letter of censure or the suspension or termination of the employment of the violator.

Dated: September 7, 2000


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                                   APPENDIX 1

1. The following persons are "Access Persons" for purposes of Lipper & Company, L.L.C.'s Code of Ethics:

     All  employees of the Lipper & Company, L.L.C. and its affiliates.













2. The following persons are "Portfolio Managers" for purposes of Lipper & Company, L.L.C.'s Code of Ethics for the designated Fund:



     Wayne Plewniak (Lipper High Income Bond Fund)
     Diane Montague (Lipper U.S. Equity Fund)


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                                   APPENDIX 2

                               CERTIFICATION FORM

     This is to certify that I have read and understand the Code of Ethics of Lipper & Company, L.L.C. and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

     This is to further certify that I have complied with the requirements of such Code of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Code of Ethics.

     Please sign your name here: ____________________________

     Please print your name here: ____________________________

     Please date here: ____________________________








     Please sign two copies of this Certification Form, return one copy to Abraham Biderman, Lipper & Company, L.L.C., 101 Park Avenue, New York, New York 10178, and retain the other copy, together with a copy of the Code of Ethics, for your records.